Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS PRELIMINARY THIRD QUARTER REVENUES
AND ANNOUNCES DECISION TO WRITE-OFF INVENTORY

Branchburg, NJ, October 17, 2005 -- LifeCell Corporation (NASDAQ: LIFC) today reported preliminary product revenues for the quarter and nine months ended September 30, 2005. The Company also announced that it will record a charge to operating income in the third quarter to write-off inventory associated with the previously announced tissue recall.

Preliminary Product Revenues
Preliminary product revenues for the third quarter were $24.3 million, up 62% compared to $14.9 million reported for the same period in 2004. The third quarter product revenues include the impact of the previously announced product recall. The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 76% to $19.3 million in the current quarter compared to $11.0 million in the third quarter of 2004. Orthopedic product revenues, which include Graft Jacket®and AlloCraft™DBM, increased 24% to $2.0 million in the quarter from $1.6 million in the third quarter of 2004. GraftJacket® and AlloCraft™DBM revenues were $1.5 million and $428,000, respectively, compared to $1.1 million and $464,000 in the prior year quarter. Repliform® revenues increased in the quarter to $1.8 million from $1.5 million in the same quarter in 2004.

Preliminary product revenues for the first nine months were $66.3 million, up 55% compared to $42.7 million for the first nine months of 2004. AlloDerm® product revenues increased 70% to $51.8 million compared to $30.5 million in the first nine months of 2004. Orthopedic product revenues increased 35% to $5.8 million in the first nine months from $4.3 million in the first nine months of 2004. Repliform® revenues were $5.1 million in the first nine months of 2005 compared to $5.2 million in the same period in 2004.

Inventory Write-Off
On October 7, 2005, LifeCell issued a press release announcing a voluntary recall of certain AlloDerm®, Repliform® and GraftJacket® product from the marketplace. The recall, which commenced on September 30, 2005, was prompted when internal quality processes raised questions about the donor documentation received from Biomedical Tissue Services. Additionally, all of the inventory from this one tissue recovery organization was placed on hold pending resolution of the documentation issues. The Company has now concluded that it is unlikely that it will resolve the donor documentation issues, and accordingly it will not distribute any of the inventory currently on hold. As a result, the Company will record a charge to operating income in the third quarter of approximately $1.4 million to write-off the full value of the inventory that was placed on hold.

-more-

The Company plans to report complete operating results for the third quarter, along with financial guidance for the remainder of 2005, on October 26, 2005 through a press release. Company management will also host a conference call October 26, 2005 to discuss the operating results and financial guidance. Details regarding the conference call and webcast will be announced approximately one week prior to the press release.

About LifeCell
LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm® suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biologic market. LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements
The 2005 preliminary product revenues and estimated charge for the inventory write off contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-Q report for the quarter ended September 30, 2005. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the 2005 preliminary product revenues and estimated charge for inventory reserves. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update the information contained in this news release.

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